Exhibit 99.1

MeridianLink® Appoints Duston Williams to Its Board of Directors

Costa Mesa, Calif., July 12, 2022 – MeridianLink, Inc.® (NYSE: MLNK), a leading provider of modern software platforms for financial institutions and consumer reporting agencies, today announced the appointment of Duston Williams to its board of directors.

Williams has 40 years of technology and finance leadership experience for both public and private companies. He has served as a CFO for more than 25 years, most recently at Nutanix, a global leader in cloud software and a pioneer in hyperconverged infrastructure solutions.

Earlier in his career, Duston worked in the disk drive industry with pioneers such as Western Digital and Maxtor, and in optical networking with Infinera. Throughout his career, he has supported fast-growing companies as they have implemented programs to scale and expand their market share.

“Duston's experience scaling fast-growing, disruptive technology companies is an excellent addition to the board," said Paul Zuber, MeridianLink’s chair of the board. “We welcome both his broad financial expertise as well as his executive leadership skills to our organization.”

Williams has served as a director on multiple boards, such as Applied Micro Circuits Corporation, Blue Arc Corporation, and Compellent Technologies, Inc. His board experience also includes serving as chair of the audit committee of both private and public companies. He holds a bachelor’s degree in accounting from Bentley College and an MBA from the University of Southern California.

About MeridianLink
MeridianLink® (NYSE: MLNK) is a leading provider of cloud-based software solutions for financial institutions, including banks, credit unions, mortgage lenders, specialty lending providers and consumer reporting agencies. Headquartered in Costa Mesa, California, MeridianLink provides services to more than 1,900 customers, including a majority of the financial institutions on Forbes’ 2021 lists of America’s Best Credit Unions and Banks. Further information can be found at meridianlink.com.

Press Contact:
Becky Frost
(714) 784-5839
becky.frost@meridianlink.com

Investor Relations Contact:
Erik Schneider
(714) 332-6357
InvestorRelations@meridianlink.com